Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of the 17th day of October, 2014, among Kodiak Oil & Gas Corp., a Yukon corporation (the “Company”), Kodiak Oil & Gas (USA) Inc., a Colorado corporation (“Kodiak (USA)”), KOG Finance, LLC, a Delaware limited liability company (“KOG Finance”), Kodiak Williston, LLC, a Delaware limited liability company (“Kodiak Williston”), KOG Oil & Gas ULC, a British Columbia unlimited liability company (“KOG ULC”, and collectively with Kodiak (USA), KOG Finance and Kodiak Williston, the “Subsidiary Guarantors”), U.S. Bank National Association, as trustee (the “Trustee”), Computershare Trust Company of Canada, as Canadian Trustee (the “Canadian Trustee”), and Whiting Petroleum Corporation, a Delaware corporation (the “Parent Guarantor”), under the Indenture referred to below.

W  I  T  N  E  S  S  E  T  H

WHEREAS, the Company, Kodiak (USA), the Trustee and the Canadian Trustee have heretofore executed and delivered an indenture (the “Original Base Indenture”), dated as of January 15, 2013, providing for the issuance by the Company of up to $350,000,000 aggregate principal amount of the Company’s 5 ½% Senior Notes due 2021 (the “Notes”), as supplemented by that certain Supplemental Indenture, dated as of July 30, 2013, among the Company, KOG Finance, Kodiak Williston, the Trustee and the Canadian Trustee (the “2013 Supplemental Indenture”) and by that certain Supplemental Indenture, dated as of October 3, 2014, among the Company, KOG ULC, the Trustee and the Canadian Trustee (the “2014 Supplemental Indenture”; the Original Base Indenture as supplemented by the 2013 Supplemental Indenture and by the 2014 Supplemental Indenture, the “Base Indenture”; and such Base Indenture, together with this First Supplemental Indenture, the “Indenture”);

WHEREAS, pursuant to the Arrangement Agreement (the “Arrangement Agreement”) dated as of July 13, 2014 among the Parent Guarantor, 1007695 B.C. Ltd. (“Whiting Canadian Sub”), and the Company, Whiting Canadian Sub will, subject to the satisfaction of the conditions stated therein, acquire all of the outstanding common shares of the Company, and Whiting Canadian Sub and the Company will amalgamate, with the Company surviving as a wholly-owned subsidiary of the Parent Guarantor (the “Arrangement”);

WHEREAS, in connection with the consummation of the Arrangement and effective upon completion of the Arrangement, (i) the Company desires to amend the Base Indenture as contemplated by Section 2 of this Supplemental Indenture, and (ii) the Parent Guarantor desires to issue an unconditional and irrevocable guarantee of the prompt payment, when due, of any amount owed to the Holders of the Notes under the Indenture and any other amounts due pursuant to the Indenture as contemplated by Section 3 of this Supplemental Indenture;

WHEREAS, Section 9.02 of the Base Indenture authorizes the Company, the Subsidiary Guarantors, the Trustee and the Canadian Trustee, with the consent of the Holders of a majority in aggregate principal amount of the Notes, to amend the Base Indenture as contemplated by Section 2 of this Supplemental Indenture;

WHEREAS, the Parent Guarantor has obtained the consent of the Holders of at least a majority in aggregate principal amount of the Notes to the amendments to the Base Indenture contemplated by Section 2 of this Supplemental Indenture pursuant to the Parent Guarantor’s consent solicitation and offer to guarantee as described in the Parent Guarantor’s Consent Solicitation Statement/Prospectus Supplement dated October 6, 2014;

WHEREAS, Section 9.01(a)(vii) of the Base Indenture authorizes the Company, the Subsidiary Guarantors, the Trustee and the Canadian Trustee, without the consent of the Holders, to add the Parent Guarantor as a guarantor under the Notes and the Indenture as contemplated by Section 3 of this Supplemental Indenture, as Section 9.01(a)(vii) of the Base Indenture authorizes any change to any provision of the Base Indenture that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights or interests of any such Holder;

WHEREAS, the Company has delivered to the Trustee and the Canadian Trustee simultaneously with the execution and delivery of this First Supplemental Indenture the documents relating to this First Supplemental Indenture contemplated by Sections 9.01, 9.02, 11.04 and 11.05 of the Base Indenture; and

WHEREAS, pursuant to Sections 9.01 and 9.02 of the Base Indenture, the Company, the Subsidiary Guarantors,  the Parent Guarantor, the Trustee and the Canadian Trustee are authorized to execute and deliver this First Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors, the Parent Guarantor, the Trustee and the Canadian Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.                                      Capitalized Terms.  Capitalized definitional terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                      Amendments.  Effective contemporaneously with the completion of the Arrangement, the Base Indenture shall be amended as follows:

i.                  Definitions.  Section 1.01 of the Base Indenture is hereby amended to add the following new definitions therein in the appropriate alphabetical order:

“Parent” means any Person who is or becomes the Beneficial Owner, directly or indirectly, of 100% of the outstanding Capital Stock of the Company.

“Parent Guarantor” means the Parent who has executed and delivered to the Trustee an unconditional Guarantee by such Parent, on a senior unsecured basis, of all monetary obligations of the Company under this Indenture and any outstanding Notes.  In the event more than one Parent has executed and delivered a Guarantee of the type contemplated by this definition, then “Parent Guarantor” shall exclude any Person that is a Subsidiary of any other Parent.  For the avoidance of doubt, Whiting Petroleum Corporation is the initial Parent Guarantor.

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ii.               Debt.

a.                    Section 4.06(a)(i) of the Base Indenture is hereby amended and restated in its entirety as follows:

(i)                                     the Fixed Charge Coverage Ratio of the Parent Guarantor for the Parent Guarantor’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period and

b.                    Section 4.06(b)(i) of the Base Indenture is hereby amended to delete the last reference to “Company” appearing therein and to replace such reference with the phrase “Parent Guarantor”.

iii.            Restricted Payments.  Section 4.07 of the Base Indenture is hereby amended to:

a.              delete the word “and” at the end of clause (b)(xi) thereof;

b.              delete the period at the end of clause (xii) and replace such reference with “; and”;

c.               add the following as a new clause (b)(xiii) immediately after clause (b)(xii):

(xiii)                        one or more distributions by the Company of all or any portion of the equity interests of Kodiak Oil & Gas (USA) Inc. to the Parent Guarantor and/or any Affiliate of the Parent Guarantor that is a guarantor or a co-issuer of the Notes.  Notwithstanding any such distributions under this clause (xiii), Kodiak Oil & Gas (USA) Inc. and its Subsidiaries shall continue to be treated as Subsidiaries of the Company for purposes of Articles 4 and 5 of this Indenture and the definitions of terms as used therein for so long as such Persons continue to be Subsidiaries of the Parent Guarantor, and any Restricted Payments by Kodiak Oil & Gas (USA) Inc. (other than to the Company) shall continue to be limited by this Section 4.07 in the same manner as, and on an aggregate basis with, Restricted Payments by the Company.

iv.           Affiliate Transactions.  Section 4.13(b)(ii) of the Base Indenture is hereby amended and restated in its entirety as follows:

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(ii)                                  transactions between or among the Company, its Restricted Subsidiaries, the Parent Guarantor and/or any Affiliate of the Parent Guarantor that is a guarantor or a co-issuer of the Notes and the issuance of Guarantees for the benefit of the Company, a Restricted Subsidiary, the Parent Guarantor and/or any Affiliate of the Parent Guarantor that is a guarantor or a co-issuer of the Notes;

v.              Financial Reports.  Section 4.15 of the Base Indenture is amended to add a new paragraph immediately preceding Section 4.16 as follows:

Notwithstanding the foregoing, the reports and other information required by this Section 4.15 may instead be those reports filed with the SEC by the Parent Guarantor and furnished with respect to the Parent Guarantor.

3.                                      Addition of Parent Guarantee.  Effective contemporaneously with the completion of the Arrangement:

i.                  The Parent Guarantor hereby guarantees the payment obligations of the Company under the Notes and the Indenture on the terms set forth as Appendix A hereto, on a joint and several basis with the Subsidiary Guarantors in accordance with the terms of their respective Guarantees.  The guarantee contemplated hereby is the “Parent Guarantee.”

4.                                      Effectiveness; Amendments Becoming Operative.  This First Supplemental Indenture shall be effective upon its execution and delivery by the parties hereto.  The amendments set forth in Section 2 and Section 3 hereof will not become operative and the Parent Guarantee will not be issued until the completion of the Arrangement.  Notwithstanding any provision of this First Supplemental Indenture to the contrary, this First Supplemental Indenture (other than this Section 4) shall automatically terminate and have no further force and effect if the Arrangement Agreement (other than any terms thereof that expressly survive termination) terminates prior to completion of the Arrangement.

5.                                      No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders.  No director, officer, employee, incorporator, member, manager, partner or stockholder of the Company, any Subsidiary Guarantor or the Parent Guarantor, as such, shall have any liability for any obligations of the Company, any Subsidiary Guarantor or the Parent Guarantor under the Notes, any Subsidiary Guarantee, the Parent Guarantee, the Indenture or this First Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting the benefits of this First Supplemental Indenture waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Parent Guarantee.

6.                                      Ratification of Indenture; First Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Base Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This

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First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

7.                                      Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. Notwithstanding the preceding sentence, the exercise, performance or discharge by the Canadian Trustee of any of its rights, powers, duties or responsibilities hereunder shall be construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable thereto.

8.                                      Duplicate Originals; Counterparts.  The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

9.                                      Effect of Headings.  The Section headings in this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and in no way modify or restrict any of the terms and provisions of this Supplemental Indenture.

10.                               The Trustee and the Canadian Trustee.  Neither the Trustee nor the Canadian Trustee shall be responsible in any manner whatsoever for or in respect of (i) the validity or sufficiency of this First Supplemental Indenture, (ii) the recitals contained herein, all of which recitals are made solely by the Company, the Subsidiary Guarantors and the Parent Guarantor, (iii) the due execution hereof by the Company, the Subsidiary Guarantors and the Parent Guarantor, or (iv) the consequences of any amendment herein provided for, and the Trustee and the Canadian Trustee make no representation with respect to any such matters.

11.                               Enforceability.  Each of the Company, the Subsidiary Guarantors and the Parent Guarantor hereby represents and warrants that this First Supplemental Indenture is the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and delivered, all as of the date first above written.

KODIAK OIL & GAS CORP., as the Company

By:	/s/ Lynn A. Peterson
Name: Lynn A. Peterson
Title: President and Chief Executive Officer

KODIAK OIL & GAS (USA) INC., as a Subsidiary Guarantor

By:	/s/ Lynn A. Peterson
Name: Lynn A. Peterson
Title: President and Chief Executive Officer

KOG FINANCE, LLC, as a Subsidiary Guarantor

By:	/s/ Lynn A. Peterson
Name: Lynn A. Peterson
Title: President and Chief Executive Officer

KODIAK WILLISTON, LLC, as a Subsidiary Guarantor

By:	/s/ Lynn A. Peterson
Name: Lynn A. Peterson
Title: President and Chief Executive Officer

KOG OIL & GAS ULC, as a Subsidiary Guarantor

By:	/s/ Lynn A. Peterson
Name: Lynn A. Peterson
Title: President and Chief Executive Officer

First Supplemental Indenture

(Kodiak Oil & Gas Corp. 2021 Notes)

WHITING PETROLEUM CORPORATION, as the Parent Guarantor

By:	/s/ Michael J. Stevens
Name: Michael J. Stevens
Title: Vice President and Chief Financial Officer

First Supplemental Indenture

(Kodiak Oil & Gas Corp. 2021 Notes)

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Carolyn Morrison
Name: Carolyn Morrison
Title: Vice President

COMPUTERSHARE TRUST COMPANY OF CANADA, as Canadian Trustee

By:	/s/ Jennifer Wong
Name: Jennifer Wong
Title: Corporate Trust Officer

By:	/s/ Nicole H. Clement
Name: Nicole H. Clement
Title: General Manager

First Supplemental Indenture

(Kodiak Oil & Gas Corp. 2021 Notes)

Appendix A

PARENT GUARANTEE

1.                                      Guarantee. With respect to the 5 ½% Senior Notes due 2021 (the “Notes”) issued by Kodiak Oil & Gas Corp. (“Kodiak”) pursuant to an Indenture, dated as of January 15, 2013, as amended (as heretofore or hereafter amended and supplemented, the “Indenture”), by and among Kodiak, as issuer, Kodiak Oil & Gas (USA), Inc., KOG Finance, LLC, Kodiak Williston, LLC and KOG Oil & Gas ULC, as guarantors, U.S. Bank National Association, as trustee (the “Trustee”), and Computershare Trust Company of Canada, as Canadian trustee (the “Canadian Trustee”), Whiting Petroleum Corporation (the “Parent Guarantor”) unconditionally and irrevocably guarantees the prompt payment, when due, of any amount owed to the holders of the Notes under the Notes and the Indenture and any other amounts due pursuant to the Indenture (the “Obligations”).

2.                                      Nature of Guarantee. The Parent Guarantor’s obligations hereunder shall not be affected by any circumstance relating to the Obligations that might otherwise constitute a legal or equitable discharge of or defense to the Parent Guarantor. The Parent Guarantor agrees that the Trustee, the Canadian Trustee or the holders of the Notes may resort to the Parent Guarantor for payment of any of the Obligations whether or not the Trustee, the Canadian Trustee, or the holders of the Notes shall have first proceeded against Kodiak or any other obligor principally or secondarily obligated with respect to the Obligations. The Trustee, the Canadian Trustee or the holders of the Notes shall not be obligated to file any claim relating to the Obligations in the event that Kodiak becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Trustee, the Canadian Trustee or the holders of the Notes to so file shall not affect the Parent Guarantor’s obligations hereunder. In the event that any payment to the Trustee, the Canadian Trustee or the holders of the Notes in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Parent Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made.

3.                                      Changes in Obligations, and Agreements Relating thereto; Waiver of Certain Notices. The Parent Guarantor agrees that the Trustee, the Canadian Trustee or the holders of the Notes may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Parent Guarantor, extend the time of payment of, or renew all or any part of the Obligations, and may also make any agreement with Kodiak for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Trustee, the Canadian Trustee or the holders of the Notes and Kodiak, without in any way impairing or affecting this Guarantee. The Parent Guarantor waives notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of dishonor and protest.

4.                                      Expenses. The Parent Guarantor agrees to pay on demand all reasonable fees and out-of-pocket expenses (including the reasonable fees and expenses of one firm of counsel representing the Trustee, the Canadian Trustee or the holders of the Notes) in any way relating to the enforcement or protection of the rights of the Trustee, the Canadian Trustee or the holders of the Notes hereunder, provided that the Parent Guarantor shall not be liable for any expenses of the Trustee, the Canadian Trustee or the holders of the Notes if no payment under this Guarantee is due.

5.                                      Subrogation. Upon payment of the Obligations to the Trustee, the Canadian Trustee or the holders of the Notes in full, the Parent Guarantor shall be subrogated to the rights of the Trustee, the Canadian Trustee or the holders of the Notes against Kodiak with respect to the Obligations, and the Trustee, the Canadian Trustee or the holders of the Notes agree to take at the Parent Guarantor’s expense such steps as the Parent Guarantor may reasonably request to implement such subrogation.

6.                                      No Waiver; Cumulative Rights. No failure on the part of the Trustee, the Canadian Trustee or the holders of the Notes to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Trustee, the Canadian Trustee or the holders of the Notes of any right, remedy or power hereunder preclude any other or further exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Trustee, the Canadian Trustee and the holders of the Notes or allowed it or them by law or in equity or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Trustee, the Canadian Trustee or the holders of the Notes at any time or from time to time.

7.                                      Assignment. Nothing contained in this Guarantee shall prevent any consolidation or merger of Parent Guarantor with or into any other Person (whether or not affiliated with the Parent Guarantor), or successive consolidations or mergers in which Parent Guarantor or its successor shall be a party or parties, or shall prevent any conveyance or transfer of the properties and assets of Parent Guarantor as an entirety or substantially as an entirety to any other Person (whether or not affiliated with Parent Guarantor) lawfully entitled to acquire the same; provided, however, that upon any such consolidation, merger, conveyance or transfer, the due and punctual performance and observance of all of the covenants and conditions of the Guarantee to be performed by Parent Guarantor, shall be expressly assumed, in form reasonably satisfactory to the Trustee and the Canadian Trustee, executed and delivered to the Trustee and the Canadian Trustee by the person (if other than the Parent Guarantor) formed by such consolidation, or into which Parent Guarantor shall have been merged, or by the Person which shall have acquired such properties and assets.

8.                                      Notices. All notices to or demands on the Parent Guarantor shall be deemed effective when received, shall be in writing and shall be delivered by hand or by registered mail (or similar type mail), or by facsimile transmission promptly confirmed by registered mail (or similar type mail), addressed to the Parent Guarantor at:

Whiting Petroleum Corporation
1700 Broadway, Suite 2300
Denver, Colorado 80290
(303) 837-1661
Attention: Corporate Secretary

or to such other address or fax number as the Parent Guarantor shall have notified the Trustee and the Canadian Trustee in a written notice delivered to the Trustee and the Canadian Trustee at the address or facsimile number specified in the Indenture.

9.                                      Continuing Guarantee. This Guarantee shall remain in full force and effect and shall be binding on the Parent Guarantor, its successors and assigns until all of the Obligations have been satisfied in full.

10.                               Representations and Warranties. The Parent Guarantor represents and warrants that: (i) this Guarantee has been duly executed and delivered by the Parent Guarantor and constitutes a valid and legally binding obligation of the Parent Guarantor enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity, (ii) no consent or approval of any Person, entity or governmental or regulatory authority, or of any securities exchange or self-regulatory organization, was or is necessary in connection with this Guarantee (other than any consents and approvals that have been obtained and are in effect) and (iii) the execution and delivery of this Guarantee by the Parent Guarantor and the performance by the Parent Guarantor of its obligations hereunder do not violate or conflict with any law applicable to it, any provision of its constitutive documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual provision binding on or affecting it or any of its assets, in any manner that could reasonably be expected to impair its ability to perform its obligations hereunder.

11.                               Governing Law. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.